Exhibit 4.4

AMENDMENTS TO HIBERNIA CORPORATION

LONG-TERM INCENTIVE PLAN

As of November 19, 2002, the Board of Directors adopted an amendment to the Hibernia Corporation Long-Term Incentive Plan ("LTI Plan") that replenished the shares available for issuance under the Plan at a level equal to 1.5% of the Company's issued and outstanding shares on November 19, 2002 (in lieu of a January 1, 2003 replenishment at a 1% level) and provided that no additional awards would be made under the Plan after December 31, 2007.

As of February 26, 2003, the Board of Directors adopted an amendment to the Plan that changed the definition of "Fair Market Value" under the Plan to the opening sales price of a share of the Company's Common Stock as reported on the NYSE Composite Transactions reporting system on the date on which Fair Market Value is being determined.

The full text of the amendments follows:

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AMENDMENT TO LONG-TERM INCENTIVE PLAN

THIS AMENDMENT (the "Amendment") to the Hibernia Corporation Long-Term Incentive Plan (the "Plan") is made as of the 19th day of November 2002.

RECITALS

WHEREAS, Hibernia Corporation, a corporation organized and existing under the laws of the State of Louisiana (the "Company"), maintains the Hibernia Corporation Long-Term Incentive Plan, which Plan was first approved by the shareholders of the Company on September 23, 1992; and

WHEREAS, at all times, the Plan has included an evergreen feature pursuant to which the number of shares available for grant or award under such Plan increases annually, as of each January 1st (the “Adjustment Date”), as a designated percentage (the “Designated Percentage”) of the Company’s then issued and outstanding no par value Class A voting common stock (the “Common Stock”); and

WHEREAS, on April 29, 1997, the shareholders of the Company approved an amendment of the Plan, empowering the Board of Directors of the Company to amend the terms of the Plan, from time to time, in its discretion; and

WHEREAS, in accordance with the authority granted to the Board of Directors of the Company, the Board (or a committee thereof) has evaluated the number of shares of Common Stock reasonably necessary for grant or issuance under the Plan on an annual basis and has acted annually to amend the Plan to increase the Designated Percentage to the limited extent deemed

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necessary to ensure that an adequate number of shares of Common Stock is available for grant or issuance with respect to such year; and

WHEREAS, in November 2002, the Board of Directors (or a committee thereof) determined that an increase in the Designated Percentage at the same level as approved for each of the past six years would again be necessary to accomplish the purposes and intents of the Plan and to carry out the compensation policies and practices of the Company with respect to the Company’s 2003 fiscal year; and

WHEREAS, in addition to the increase in the Designated Percentage, the Board desired to limit the term of the Plan; and

WHEREAS, on November 19, 2002, the Board of Directors approved an amendment to the Plan to provide that: (i) the January 1, 2003 Adjustment Date would take place on November 19, 2002 rather than on January 1, 2003 and the Designated Percentage for the November 19, 2002 Adjustment Date would be 1.5% of the Company’s issued and outstanding Common Stock determined as of such date and (ii) no additional grants or awards would be made under the Plan after December 31, 2007.

NOW, THEREFORE, in consideration of the premises set forth above, and effective as of the date first above written, the Plan shall be and hereby is amended as follows:

PLAN AMENDMENTS

1.           Section 4(a) of the Plan is hereby amended by inserting at the end of (and as part of) the second sentence of Section 4(a), the following:

; provided, however, that in lieu of an increase on January 1, 2003, on November 19, 2002, the maximum number of Shares with respect to which Awards may be granted under the Plan shall be increased by one and one-half percent (1-1/2%) of the number of shares of Common Stock (and other securities convertible into Common Stock without payment of additional cash consideration) which are outstanding on such date.

2.          A new Section 15(m) is hereby added to Section 15 of the Plan, which Section 15(m) shall read as follows:

(m) Term. No additional Awards will be made hereunder after December 31, 2007.

3.           On and after the date hereof, each reference in the Plan to "this Plan," "hereunder," "herein" or words of like import shall mean and be a reference to the Plan as amended hereby.

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IN WITNESS WHEREOF, the Board of Directors has caused this Amendment to be executed as of the month, day and year first above written.

HIBERNIA CORPORATION

By:	/s/ J. Herbert Boydstun
Name:	J. Herbert Boydstun
Title:	President and CEO

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AMENDMENT TO LONG-TERM INCENTIVE PLAN

THIS AMENDMENT (the "Amendment") to the Hibernia Corporation Long-Term Incentive Plan (the "Plan") is made as of the 26th day of February 2003.

RECITALS

WHEREAS, Hibernia Corporation, a corporation organized and existing under the laws of the State of Louisiana (the "Company"), maintains the Hibernia Corporation Long-Term Incentive Plan, which Plan was first approved by the shareholders of the Company on September 23, 1992; and

WHEREAS, on April 29, 1997, the shareholders of the Company approved an amendment to the Plan empowering the Board of Directors of the Company to amend the terms of the Plan, from time to time, in its discretion; and

WHEREAS, in accordance with the authority granted to the Board of Directors of the Company, the Board (or a committee thereof) has reviewed the definition of “Fair Market Value” contained in the Plan and determined that to reduce certain administrative burdens in connection with the operation of the Plan, the definition should be revised to relate to an opening sales price rather than to an average of the high and low sales prices on that date of determination; and

WHEREAS, on February 26, 2003, the Board of Directors approved an amendment to the Plan to provide that the “Fair Market Value” of a Share (as defined in the Plan) as of a specified date means the opening sales price of a share of Common Stock on such date.

NOW, THEREFORE, in consideration of the premises set forth above, and effective as of the date first above written, the Plan shall be and hereby is amended as follows:

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PLAN AMENDMENT

1.           Section 2(k) of the Plan is hereby amended by deleting the current Section 2(k) and inserting in lieu thereof the following:

“Fair Market Value” of a Share as of a specified date means the opening sales price of a share of Common Stock as reported on the New York Stock Exchange Composite Transactions reporting system on that date or, if no sales occurred on that date, on the immediately preceding date on which there were such sales.

2.           On and after the date hereof, each reference in the Plan to "this Plan," "hereunder," "herein" or words of like import shall mean and be a reference to the Plan as amended hereby.

IN WITNESS WHEREOF, the Board of Directors has caused this Amendment to be executed as of the month, day and year first above written.

HIBERNIA CORPORATION

By:	/s/ J. Herbert Boydstun
J. Herbert Boydstun
President and CEO

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